Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Dwight Weber, Director of Communications (503) 946-4855
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
FISCAL 2012 FOURTH QUARTER RESULTS

• Record quarterly sales of $1.95 billion
• Record EPS from continuing operations of $2.31 (diluted)
• Consolidated segment operating margin of 25.5%
• Cash increase of $360 million in the quarter, with nearly $700 million of total cash at year end

PORTLAND, Oregon - May 17, 2012 - Precision Castparts Corp. (NYSE:PCP) leveraged its solid contractual positions in traditional end markets and gained traction in newer businesses such as aerostructures and oil & gas, resulting in strong year-over-year sales and earnings gains in the fourth quarter of fiscal 2012.

Fourth Quarter 2012 Financial Highlights

Precision Castparts Corp. (PCC, or the Company) sales increased 16 percent year over year, growing to $1.95 billion in the fourth quarter of fiscal 2012, from sales of $1.67 billion a year ago. Consolidated segment operating income improved by 24 percent to $497.8 million in the fourth quarter, or 25.5 percent of sales, compared to consolidated segment operating income of $401.4 million, or 24.0 percent of sales, last year.

Net income from continuing operations (attributable to PCC) totaled $338.4 million, or a record $2.31 per share (diluted, based on 146.2 million average shares outstanding) in the quarter, compared to $271.0 million, or $1.87 per share (diluted, based on 144.8 million average shares outstanding) in the fourth quarter of fiscal 2011. Favorable tax adjustments at the end of the fiscal year accounted for approximately $0.03 per share.

Including discontinued operations, total net income (attributable to PCC) was $336.1 million, or $2.30 per share (diluted) in this year's fourth quarter, versus $271.0 million, or $1.87 per share (diluted) a year ago. During the quarter, a non-core business from the Fastener Products segment was moved to discontinued operations. The results from this business were immaterial.

Business Highlights

Investment Cast Products: In the fourth quarter of fiscal 2012, Investment Cast Products sales increased 8 percent year over year to $602.7 million, compared to sales of $558.9 million in the same period a year ago. Contractual material pass-through pricing in the quarter accounted for approximately $20 million of segment sales, versus approximately $18 million in last year's fourth quarter. The segment's aerospace sales grew by nearly 10 percent, driven by higher build rates of commercial aircraft, including the 787, and the greater frequency of takeoffs and landings. Going forward, incremental demand will be driven by the announced increases in Airbus and Boeing base program builds in late calendar 2012 and early 2013, as well as by 787 production, which will continue to be a strong contributor to segment sales as build schedules ramp through this calendar year and into the next. Industrial gas turbine (IGT) sales improved approximately 16 percent year over year, spurred primarily by spares activity, with OEM sales beginning to trend positively. The increases in aerospace and IGT sales were partially offset by declines in general industrial and other sales.

Investment Cast Products continued its strong operational performance, delivering margins of 32.6 percent on operating income of $196.4 million in the fourth quarter, a solid improvement over last year's operating income of $177.1 million, or 31.7 percent of sales. Sequentially, the segment faced operational headwinds due to a fire at its Cannon Muskegon facility, which shut down a melting furnace for casting nickel ingot for almost a month, and to higher maintenance expenses tied to the upcoming installation of casting furnaces to meet growing OEM and aftermarket demand.

Forged Products: Sales for the Forged Products segment, which included a full quarter of results from Tru-Form, Rollmet, and KLAD, improved year over year by 11 percent to $858.1 million, compared to $771.3 million in the fourth quarter of fiscal 2011. Contractual material pass-through pricing was approximately $6 million higher than a year ago, largely driven by increased volume, while the average metal selling prices from the segment's three primary mills increased sales by approximately $15 million year over year. As with Investment Cast Products, the segment saw robust aerospace activity, with fourth quarter fiscal 2012 base aerospace sales improving by 14 percent and total aerospace sales growing by nearly 30 percent over last year, and schedules are in place for continued growth as the current commercial aircraft and the 787 production programs ramp up. In addition, market share gains boosted the segment's total IGT sales by more than 15 percent compared to last year. Oil & gas sales continued to surge through the fourth quarter, showing an almost 40 percent increase year over year, and seamless pipe sales for coal-fired power plants, while continuing to lag fiscal 2011 levels, grew approximately 30 percent sequentially. Finally, general industrial sales declined over the course of fiscal year 2012, as Forged Products used more of its assets to supply its component manufacturing operations, with intercompany activity increasing approximately 30 percent over last year. The segment also continued to be more selective in pursuing certain general industrial end markets.

Forged Products delivered solid operating income in the fourth quarter of fiscal 2012, with operating income moving upward to $193.0 million, or 22.5 percent of sales, versus operating income of $147.3 million, or 19.1 percent of sales a year ago. Despite headwinds from higher development costs associated with testing and qualifying new oil & gas products, the segment delivered solid operational performance in the quarter.

Fastener Products: Fastener Products' fourth quarter sales of $487.9 million, which included a full quarter of Primus and PB Fasteners, grew 42 percent over segment sales of $344.7 million in the same period a year ago. Base aerospace sales grew by approximately 15 percent compared to the same quarter last year, driven by some encouraging pick-up in orders for the segment's critical aerospace core fastener products in the last two quarters of the fiscal year, a trend that now appears to be moving along a steady upward slope. While the gap between the higher order levels and commercial aircraft production rates continued to close somewhat, it is still difficult to predict the precise inflection point for future acceleration. In terms of the aerostructure products within the segment, sales are basically tracking the increases in commercial build rates, with strong upside potential as the 787 ramps up.

Segment operating income improved to $139.5 million, or 28.6 percent of sales, compared to segment operating income of $105.0 million, or 30.5 percent of sales last year. The increased volume of core product running through the base fastener businesses is starting to drive solid incremental drop-through. In addition, while Primus and PB fasteners continue to have a dilutive effect on segment operating margins, they are quickly adopting the PCC operational toolkit and have already achieved solid performance improvements, with more opportunities going forward.

“With these solid fourth quarter results, we are taking one more positive step along a clear road to continued top- and bottom-line growth,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “The commercial aerospace market is robust and shows no signs of slowing down for several years. Boeing and Airbus continue to take up the base production build rates, and the ramp-up of the 787 program is just beginning to get exciting. IGT spores sales are having a good run, and OEM customers have begun to increase the order rate on new turbines as well. Our interconnect pipe sales are also showing signs of life, and we are excited to be at the forefront of new nickel alloy technology that will enable our customers to build power plants operating at higher pressures and temperatures.

“On top of those dynamic end markets, we are both rapidly expanding our aerospace reach and positioning ourselves solidly with customers in the oil and gas industry,” Donegan said. “As our first major move into aerostructures, Primus is proving to be everything we expected and more. These operations have set aggressive goals for improvement and are well on the way to achieving them, which should get Fastener Products back to 30 percent operating margins before the end of fiscal 2013.

“In addition, as previously announced, we have scored two significant orders with major oil and gas customers, which, when coupled with several smaller wins, will provide approximately $200 million dollars of incremental sales in fiscal 2013. That's just the beginning. The purchase of RathGibson, which closed two days into the first quarter of fiscal 2013, gives us further manufacturing capabilities to serve the oil and gas industry and will enable us to offer more comprehensive bids on severe service projects going forward. Many other attractive opportunities are currently under consideration that will strengthen our position as a niche supplier of nickel alloy/severe service products to the oil and gas industry.

“Improved operating performance at every one of our manufacturing sites continues to be a major focus,” Donegan said. “We have achieved some strong incremental margins in certain segments over the past several quarters. With growth, however, we have to face into occasional headwinds and overcome these temporary challenges. Over the long term, as a Company, we are focused daily on delivering strong incremental margins as our sales increase, as our results have clearly demonstrated over the past year. We have the right tools, and we have right people, who know how to put these tools to work to deliver results. The opportunity for both top- and bottom-line growth has never been better.”
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Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Standard Time.

NOTE: The presentation charts are immediately available on the Company's web site:
http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://w.on24.com/r.htm?e=401645&s=1&k=6EE01403E7B79E2BCD2D0E4C3B626A23

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system's compatibility any time prior to the call: http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to: 888-428-9506, Access Code: 3077954. Dial *O for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 5 to 10 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations

Following the conference call, you may replay the conference by calling 888-203-1112 or 719-457-0820; the replay pass code is 3077954.
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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, and highly engineered, critical fasteners for aerospace applications.  In addition, the Company is the leading producer of airfoil castings for the industrial gas turbine market.  PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting and forging industries.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

Precision Castparts Corp.'s press releases are available on the Internet at Globe Newswire's website - http://www.globenewswire.com or PCC's home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS
(Unaudited; in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	April 1, 2012	April 3, 2011	April 1, 2012	April 3, 2011
Net sales	$1,948.7	$1,674.9	$7,214.6	$6,220.1
Costs and expenses:
Cost of goods sold	1,331.6	1,181.1	4,949.3	4,326.7
Selling and administrative expenses	119.3	92.4	448.1	390.6
Interest expense	2.8	3.0	12.8	13.5
Interest income	(2.3)	(1.6)	(7.6)	(4.5)
Total costs and expenses	1,451.4	1,274.9	5,402.6	4,726.3
Income before income tax expense and equity in earnings of unconsolidated affiliates	497.3	400.0	1,812.0	1,493.8
Income tax expense	(161.6)	(130.9)	(594.4)	(499.7)
Equity in earnings of unconsolidated affiliates	3.2	2.1	14.6	16.6
Net income from continuing operations	338.9	271.2	1,232.2	1,010.7
Net (loss) income from discontinued operations	(2.3)	—	(6.4)	4.1
Net income	336.6	271.2	1,225.8	1,014.8
Net income attributable to noncontrolling interests	(0.5)	(0.2)	(1.7)	(1.3)
Net income attributable to Precision Castparts Corp. ("PCC")	$336.1	$271.0	$1,224.1	$1,013.5
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$2.33	$1.89	$8.52	$7.07
Net (loss) income per share from discontinued operations	(0.01)	—	(0.04)	0.03
Net income per share	$2.32	$1.89	$8.48	$7.10
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$2.31	$1.87	$8.45	$7.01
Net (loss) income per share from discontinued operations	(0.01)	—	(0.04)	0.03
Net income per share	$2.30	$1.87	$8.41	$7.04
Weighted average common shares outstanding:
Basic	145.1	143.5	144.4	142.7
Diluted	146.2	144.8	145.6	143.9
	Three Months Ended		Twelve Months Ended
	April 1, 2012	April 3, 2011	April 1, 2012	April 3, 2011
Sales by Segment
Investment Cast Products	$602.7	$558.9	$2,326.9	$2,095.6
Forged Products	858.1	771.3	3,189.5	2,779.7
Fastener Products	487.9	344.7	1,698.2	1,344.8
Total	$1,948.7	$1,674.9	$7,214.6	$6,220.1
Segment Operating Income (Loss)[1]
Investment Cast Products	$196.4	$177.1	$766.4	$665.5
Forged Products	193.0	147.3	686.2	539.4
Fastener Products	139.5	105.0	488.1	411.0
Corporate expense	(31.1)	(28.0)	(123.5)	(113.1)
Consolidated segment operating income	497.8	401.4	1,817.2	1,502.8
Interest expense	2.8	3.0	12.8	13.5
Interest income	(2.3)	(1.6)	(7.6)	(4.5)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$497.3	$400.0	$1,812.0	$1,493.8

[1] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET AND CASH FLOW STATISTICS
(Unaudited; in millions)

	April 1, 2012	April 3, 2011
Cash and Debt Balances
Cash	$698.7	$1,159.0
Total Debt	$208.2	$236.6
Total Equity	$8,364.8	$7,164.5
Total Debt, as % of Total Capitalization	2.4%	3.2%
Working Capital Items[1]
Receivables, Net	$1,188.4	$978.7
Inventories	1,817.6	1,459.4
Accounts Payable	715.2	607.8
Total	$2,290.8	$1,830.3

	Three Months Ended
	April 1, 2012	April 3, 2011
Selected Cash Flow Items[1]
Depreciation and Amortization	$43.6	$41.2
Capital Expenditures	$88.5	$36.7
Acquisitions of Businesses	$15.2	$—

[1] Reported results exclude discontinued operations.